News Release

Contact:
Angie Yang
SVP, Director of Investor Relations
& Corporate Communications
213-251-2219
angie.yang@bankofhope.com

HOPE BANCORP INCREASES QUARTERLY CASH DIVIDEND TO $0.13 PER SHARE

LOS ANGELES - July 18, 2017 - Hope Bancorp, Inc. (NASDAQ: HOPE) today announced that its Board of Directors approved an 8% increase in the quarterly cash dividend to $0.13 per common share from $0.12 per common share. The dividend is payable on or about August 14, 2017 to all stockholders of record as of the close of business on July 31, 2017.

“Our fifth consecutive annual increase in our cash dividend per share exemplifies our Board’s commitment to continuously enhance shareholder returns,” said President and Chief Executive Officer Kevin S. Kim. “This dividend increase also underscores our Board’s confidence in the long term growth prospects of the Company as the only super regional Korean-American bank in the United States.”

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, July 26, 2017 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its second quarter ended June 30, 2017. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “Hope Bancorp Call.” Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through August 2, 2017, replay access code 10109988.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $13.5 billion in total assets as of March 31, 2017. Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation. Bank of Hope operates 64 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon and Annandale, Virginia; a commercial loan production office in Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

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